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101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (412) 652-8550


                                    FIRST WESTERN
                                    BANCORP, INC.

NEWS RELEASE

Date:     October 26, 1998  -- Release No. 288

Contact:  Toni Sadecky                              Tom Matthews
          Vice President and Public       or        IRA THOMAS ASSOCIATES
          Relations Specialist                      (330) 793-3000
          FIRST WESTERN BANCORP, INC.
          (724) 652-8550


                                                   FOR IMMEDIATE RELEASE

FIRST WESTERN EXPANDS BOARD; NAMES ECONOMICS PROFESSOR AND GRANDDAUGHTER OF FORMER CHAIRMAN TO POST

      NEW CASTLE, Pa. (October 26, 1998) - First Western Bancorp, Inc. (NASDAQ: FWBI) today announced the appointment of Dr. Fiona M. Scott Morton to its board of directors.

      Scott Morton, granddaughter of former board chairman Thomas V. Mansell, was named to an interim term effective October 20. Her selection brings the total number of board members to 12. Her term expires in April, when the post is subject to a vote of shareholders.

      Scott Morton, 31, is an assistant professor of economics and strategy at the University of Chicago's Graduate School of Business in Chicago, Ill. She earned a doctorate in economics from the Massachusetts Institute of Technology and a bachelor's degree in economics from Yale University. She is a member of the American Economics Association and at one time worked as a summer assistant in First Western's Trust Department.

      "Dr. Scott Morton's appointment will add depth to our board," said Thomas J. O'Shane, chairman and chief executive officer of First Western Bancorp. "Her background in economic analysis and strategy will be a significant asset to First Western and its shareholders."

      First Western Bancorp, Inc., with headquarters in New Castle, Pa., and assets of more than $2.2 billion, is parent of First Western Bank, N.A., a full-service bank that also provides trust and financial services. First Western Insurance Services, Inc. is a subsidiary of First Western Bank. First Western employs more than 750 people and operates 51 financial stores in 10 Pennsylvania counties (Lawrence, Mercer, Beaver, Butler, Erie, Allegheny, Cambria, Washington, Jefferson and Westmoreland) and Ashtabula County in Ohio. First Western operates a Web site at www.fwbi.com.
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